Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Sacks Parente Golf, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee

Equity	Common Units, consisting of (i) shares of common stock, par value $0.01 per share, (ii) Series A Warrant to purchase common stock, and (iii) Series B Warrants to purchase common stock	457(o)			$8,050,000.00	$0.0001531	$1,232.45
Equity	Common stock, par value $0.01 per share included in the Common Units (2)(6)
Equity	Series A Warrant to purchase common stock included in the Common Units (2)(4)
Equity	Series B Warrants to Purchase common stock included in the Common Units (2)(4)
Equity	Pre-Funded Units, consisting of (i) Pre-Funded Warrant to purchase common stock, (iii) Series A Warrant to purchase common stock and (iv) Series B Warrants to purchase common stock (5)	457(o)
Equity	Pre-Funded Warrant to purchase common stock included in the Pre-Funded Units (2)(4)(6)
Equity	Series A Warrants to purchase common stock included in the Pre-Funded Units (2)(4)
Equity	Series B Warrants to purchase common stock included in the Pre-Funded Units (2)(4)
Equity	Common stock issuable upon exercise of Pre-Funded Warrants (2)(6)
Equity	Common stock issuable upon exercise of Series A Warrant (2)(7)	457(o)			$10,062,500.00	$0.0001531	$1,540.59
Equity	Common stock issuable upon exercise of Series B Warrants (2)(7)	457(o)			$10,062,500.00	$0.0001531	$1,540.59

Total Offering Amounts					$28,175,000.00		$4,313.63
Total Fees Previously Paid							$0
Total Fee Offsets							$0
Net Fee Due							$4,313.63

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(i) and Rule 457(o) under the Securities Act of 1933 (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(3)	Includes the price of additional shares of common stock and/or Series A Warrant and/or Series B Warrants that may be issued upon exercise of the option granted to the underwriter to cover over-allotments, if any.

(4)	No registration fee required pursuant to Rule 457(g).

(5)	The proposed maximum aggregate offering price of the Common Units will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Units issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Units to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Units issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Units and Pre-Funded Units (including the common stock issuable upon exercise of the Pre-Funded Warrants), if any, is $8,050,000.

(6)	No registration fee required pursuant to Rule 457(i).

(7)	Represents an exercise price equal to 125% of the purchase price of a Common Unit.